UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                    Cellular Technical Services Company, Inc.
           -----------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                    151167103
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 8 Pages

-------------------------                           ---------------------------
|CUSIP NO.  151167103   |           13G            |   Page  2  of   8  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  0 shares                                                           |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 8 Pages

-------------------------                           ---------------------------
|CUSIP NO.  151167103   |           13G            |   Page  3  of   8  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  0 shares                                                           |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 3 of 8 Pages

-------------------------                           ---------------------------
|CUSIP NO.  151167103   |           13G            |   Page  4  of   8  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard Charitable Remainder Trust Equity Partnerships             |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  0 shares                                                           |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 4 of 8 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)        Name of Issuer:
                    Cellular Technical Services Company, Inc.

     1(b)        Address of Issuer's Principal Executive Offices:
                    2401 Fourth Avenue
                    Suite 808
                    Seattle, WA  98121

Item 2(a)        Name of Person Filing:
                    (i)     President and Fellows of Harvard College ("P&F")

                    (ii)    The Harvard University Master Trust Fund ("HUMT")

                    (iii) Harvard Charitable Remainder Trust Equity Partnerships ("HCRT")

     2(b)        Address of Principal Business Office or, if none, Residence:
                    (i)     P&F:  c/o Harvard Management Company, Inc.
                                  600 Atlantic Avenue
                                  Boston, MA 02210

                    (ii)    HUMT: 1350 Massachusetts Avenue
                                  Holyoke Center, Room 340
                                  Cambridge, MA 02138

                    (iii)   HCRT: c/o Harvard Management Company, Inc.
                                  600 Atlantic Avenue
                                  Boston, MA 02210

     2(c)        Citizenship:
                    (i)     P&F:  Massachusetts

                    (ii)    HUMT: Massachusetts

                    (iii)   HCRT: Massachusetts

     2(d)        Title of Class of Securities:
                    Common Stock

     2(e)        CUSIP Number:
                    151167103

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b): The entities filing are a Group in accordance with rule 13d-1(b)(l)(ii)(H).



                                Page 5 of 8 Pages

Item 4           Ownership:

     4(a)        Amount beneficially owned:
                    (i)     P&F:   0 shares
                    (ii)    HUMT:  0 shares
                    (iii)   HCRT:  0 shares

     4(b)        Percent of Class:
                    (i)     P&F:   0.0%
                    (ii)    HUMT:  0.0%
                    (iii)   HCRT:  0.0%

     4(c)        Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:
                    (i)     P&F:   0 shares
                    (ii)    HUMT:  0 shares
                    (iii)   HCRT:  0 shares

                 (ii) shared power to vote or to direct the vote:
                            ---------

                 (iii) sole power to dispose or to direct the disposition of:
                    (i)     P&F:   0 shares
                    (ii)    HUMT:  0 shares
                    (iii)   HCRT:  0 shares

                 (iv) shared power to dispose or to direct the disposition
                      of:
                            --------

Item 5           Ownership of Five Percent or Less of a Class:
                    This statement is being filed to report the fact that as of the date hereof the reporting persons ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    Not Applicable.

Item 8           Identification and Classification of Members of the Group:
                    See Exhibit A.


                                Page 6 of 8 Pages

Item 9           Notice of Dissolution of Group:
                    Not Applicable.

Item 10          Certification:

                 By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                     PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                     By: /s/ Verne O. Sedlacek
                                         ------------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory


                                     THE HARVARD UNIVERSITY MASTER TRUST FUND


                                     By: /s/ Verne O. Sedlacek
                                         ------------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory


                                     HARVARD CHARITABLE REMAINDER TRUST
                                     EQUITY PARTNERSHIPS


                                     By: /s/ Verne O. Sedlacek
                                         ------------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory


February 12, 1998



                                Page 7 of 8 Pages

                                    Exhibit A
                                    ---------


     Members of Group                                      Item 3 Classification
     ----------------                                      ---------------------

(1)  President and Fellows of Harvard College                        EP

(2)  The Harvard University Master Trust Fund                        EP

(3)  Harvard Charitable Remainder Trust Equity Partnerships          EP



                                Page 8 of 8 Pages